Calculation of Filing Fee Tables
S-8
BRUKER CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	6,000,000	$ 38.85	$ 233,100,000.00	0.0001381	$ 32,191.11
Total Offering Amounts:						$ 233,100,000.00		$ 32,191.11
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 32,191.11
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 cover an additional indeterminate number of shares of the registrant's common stock, $0.01 par value (the "Common Stock") that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this Registration Statement on Form S-8. Estimated solely for purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on February 23, 2026, which were $40.10 and $37.59, respectively.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A